Exhibit 8.1

September 22, 2015

Midatech Pharma PLC

65 Innovation Drive

Milton Park

Abingdon

Oxfordshire OX14 4RQ

United Kingdom

Ladies and Gentlemen:

We have acted as counsel to Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (“Parent”), in connection with the proposed mergers, as described in the Agreement and Plan of Merger dated as of June 3, 2015 (the “Merger Agreement”), by and between Parent, Merlin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, Duke Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, DARA BioSciences, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, as representative of Stockholders of the Company. Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Merger Agreement. At your request, and in connection with the filing of the Registration Statement on Form F-4, which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) on August 11, as subsequently amended on September 9, 2015 and September 22, 2015 (as amended, the “Registration Statement”) we are rendering our opinion concerning the material U.S. federal income tax consequences of the Merger and the Secondary Merger (as defined in the Registration Statement) to U.S. holders (as defined in the Registration Statement) of DARA common stock.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate to enable us to render our opinion. In addition, with your consent we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the mergers will be consummated in accordance with the provisions of the Merger Agreement and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party), (iii) that the statements concerning the transaction and parties thereto set forth in the Merger Agreement are true, complete and correct, and that the Registration Statement is true, complete and correct, (iv) that any statements and representations made “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) that Parent, the Company, and their respective subsidiaries will treat the Merger and the Secondary Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” pertaining to the Merger and the Secondary Merger, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, represents our opinion as to the material U.S. federal income tax consequences of the Merger and the Secondary Merger to U.S. holders (as defined in the Registration Statement) of DARA common stock.

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect as of date of this opinion and all of which are subject to differing interpretation or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, Proxy Statement/Prospectus, or the Merger Agreement could affect our conclusions. An opinion of counsel is not binding on the Service or any court. No assurances can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Except as set forth above, we express no other opinion. We are furnishing this opinion solely in connection with the filing of the Registration Statement. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation of the Commission thereunder.

Very truly yours,

/s/ Brown Rudnick LLP